Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated February 27, 2026, which contains an explanatory paragraph about the Company’s ability to continue as a going concern, relating to the financial statements of RMG ML Sports Holdings as of December 31, 2025, and for the period from December 16, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 27, 2026